Exhibit 3.9

AMENDMENT NO. 1

TO

FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF

Alliance Resource Partners, L.P.

February 22, 2018

This Amendment No. 1 (this “Amendment”) to the Fourth Amended and Restated Agreement of Limited Partnership of Alliance Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), dated as of July 28, 2017 (the “Partnership Agreement”), is entered into as of the date hereof and is effective as of January 1, 2018 in accordance with Section 761(c) of the Code at the direction of Alliance Resource Management GP, LLC, a Delaware limited liability company, as the general partner of the Partnership (the “General Partner”), pursuant to authority granted to it in Section 13.1 of the Partnership Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Partnership Agreement.

RECITALS

WHEREAS, Section 9.3 and Section 9.4 of the Partnership Agreement currently provide as follows:

Section 9.3 Tax Controversies.

“(a) Subject to the provisions hereof, the Board of Directors shall designate one officer of the Partnership or the General Partner who is a Partner as the Tax Matters Partner (as defined in Section 6231(a)(7) of the Code as in effect prior to the enactment of the Bipartisan Budget Act of 2015), and the “partnership representative” (as defined in Section 6223 of the Code following the enactment of the Bipartisan Budget Act of 2015) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. In its capacity as “partnership representative,” the General Partner shall exercise any and all authority of the “partnership representative” under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings. Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the General Partner if the Partnership has either (a) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (b) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available. The General Partner may amend the provisions of this Agreement as determined appropriate in order to minimize the potential U.S. federal and state or local income tax consequences to current and former Limited Partners, and for the proper administration of the Partnership, upon any amendment to the provisions of Subchapter C of Chapter 63 of Subtitle A of the Code, as enacted by the Bipartisan Budget Act of 2015, or the promulgation of regulations or publication of other administrative guidance thereunder.”

Section 9.4 Withholding; Tax Payments.

“Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership, the Intermediate Partnership and the Operating Subsidiary to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.”

WHEREAS, the Bipartisan Budget Act of 2015 eliminates the concept of a “Tax Matters Partner,” replaces it with the concept of a “Partnership Representative” and makes certain changes to the manner in which partnerships and their partners are audited and taxes may be assessed therefrom, each effective for tax years commencing after December 31, 2017;

WHEREAS, Section 9.2(c) of the Partnership Agreement provides the General Partner with the authority to determine whether the Partnership should make certain elections permitted by the Code;

WHEREAS, Section 13.1(c) of the Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement to reflect a change that, in the sole discretion of the General Partner, is necessary or advisable to ensure that the Partnership, the Intermediate Partnership and the Operating Subsidiary will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners in any material respect;

WHEREAS, Section 13.1(d)(ii)(A) of the Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, is necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act);

WHEREAS, Section 13.1(d)(iv) of the Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, is required to effect the intent expressed in the provisions of the Partnership Agreement or is otherwise contemplated by the Partnership Agreement; and

WHEREAS, acting pursuant to the power and authority granted to it under Section 9.2(c), Section 13.1(c), Section 13.1(d)(i), Section 13.1(d)(ii)(A) and Section 13.1(d)(iv) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement (A) is necessary and advisable to ensure that the Partnership, the Intermediate Partnership and the Operating Subsidiary will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes, (B) does not adversely affect the Limited Partners in any material respect, (C) is necessary and advisable to  satisfy requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) and (D) and is required to effect the intent expressed in the provisions of the Partnership Agreement or is otherwise contemplated by the Partnership Agreement.

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

A.	Amendment.
(1)	Section 9.3 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

Section 9.3 Tax Controversies.

(a)Subject to the provisions hereof, the Board of Directors shall designate one officer of the Partnership who is a partner or the General Partner as the Tax Matters Partner (as defined in Section 6231(a)(7) of the Code as in effect prior to the enactment of the Bipartisan Budget Act of 2015), and the Partnership Representative (as defined in Section 6223 of the Code following the enactment of the Bipartisan Budget Act of 2015 or under any applicable state or local law providing for an analogous capacity), and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith.  In its capacity as Partnership Representative, the General Partner shall exercise any and all authority of the Partnership Representative under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code or an analogous election under state or local law, which election permits the Partnership to pass any partnership adjustment through to the Persons who were Partners of the Partnership in the year to which the adjustment relates and irrespective of whether such Persons are Partners of the Partnership at the time such election is made.  Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner in its capacity as Tax Matters Partner or Partnership Representative.  For Partners that are not tax-exempt entities (as defined in Section 168(h)(2) of the Code) and subject to the General Partner’s discretion to seek modifications of an imputed underpayment, this cooperation includes (i) filing amended federal, state or local tax returns, paying any additional tax (including interest, penalties and other additions to tax), and providing the General Partner with an affidavit swearing to those facts (all within the requisite time periods), and (ii) providing any other information requested by the General Partner in order to seek modifications of an imputed underpayment.  For Partners that are tax-exempt entities (as defined in Section 168(h)(2) of the Code) and subject to the General Partner’s discretion to seek modifications of an imputed underpayment, this cooperation includes providing the General Partner with information necessary to establish the Partner’s tax-exempt status.  This agreement to cooperate applies irrespective of whether such Persons are Partners of the Partnership at the time of the requested cooperation.

(b)Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the General Partner if the Partnership has either (i) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (ii) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available.  Notwithstanding anything herein to the contrary, nothing in this provision shall obligate the Partnership Representative to provide notice to the Partners other than as required by the Code.

(c)The General Partner may amend the provisions of this Agreement as it determines appropriate to satisfy any requirements, conditions, or guidelines set forth in any amendment to the provisions of Subchapter C of Chapter 63 of Subtitle F of the Code, any analogous provisions of the laws of any state or locality, or the promulgation of regulations or publication of other administrative guidance thereunder.

(2)	Section 9.4 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

Section 9.4 Withholding and Other Tax Payments by the Partnership.

(a)The General Partner may treat taxes paid by the Partnership on behalf of all or less than all of the Partners as a distribution of cash to such Partners, or a general expense of the Partnership, or as indemnifiable payments made by the Partnership on behalf of the Partners or former Partners (as provided in Section 9.4(c)), as determined appropriate under the circumstances by the General Partner.

(b)Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership, the Intermediate Partnership and the Operating Subsidiary to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code.  To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

(c)If the Partnership pays an imputed underpayment under Section 6225 of the Code and/or any analogous provision of the laws of any state or locality, the General Partner may require that some or all of the Partners of the Partnership in the year to which the underpayment relates indemnify the Partnership for their allocable share of that underpayment (including interest, penalties and other additions to tax).  This indemnification obligation shall not apply to a Partner to the extent that (i) the Partnership received a modification of the imputed underpayment under Section 6225(c)(2) of the Code (or any analogous provision of state or local law) due to the Partner’s filing of amended tax returns and payment of any resulting tax (including interest, penalties and other additions to tax), (ii) the Partner is a tax-exempt entity (as defined in Section 168(h)(2) of the Code) and either the Partnership received a modification of the imputed underpayment under Section 6225(c)(3) of the Code (or any analogous provision of state or local law) because of such Partner’s status as a tax-exempt entity or the Partnership did not make a good faith effort to obtain a modification of the imputed underpayment due to such Partner’s status as a tax-exempt entity, or (iii) the Partnership received a modification of the imputed underpayment under Section 6225(c)(4)-(6) of the Code (or any analogous provision of state or local law) as a result of other information that was either provided by the Partner or otherwise available to the Partnership with respect to the Partner.  This indemnification obligation imposed on Partners, including former Partners, applies irrespective of whether such Persons are Partners of the Partnership at the time the Partnership pays the imputed underpayment.

B.	Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
C.

General Authority. The appropriate officers of the General Partner are hereby authorized to make such clarifying and conforming changes as they deem necessary or appropriate and to interpret the Partnership Agreement to give effect to the intent and purpose of this Amendment.

D.	Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws.
E.	Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

(Signature Page Follows)

IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

ALLIANCE RESOURCE MANAGEMENT GP, LLC

By:/s/ R. Eberley Davis _________________

Name:R. Eberley Davis

Title:Senior Vice President, General Counsel and Secretary